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                                                                       EXHIBIT 5

                               October 22, 1997

Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661

Ladies and Gentlemen:

     I have acted as counsel for Heller Financial, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of 1,500,000 shares of the Company's Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C (the "Series C Preferred Stock"). The Series C Preferred Stock is to be established pursuant to the execution and filing by the Company with the Secretary of State of the State of Delaware of a Certificate of Designation in the form attached as an exhibit to the Registration Statement (the "Certificate of Designation"). The Company will offer to exchange the Series C Preferred Stock for all outstanding shares of its previously issued Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series B (the "Series B Preferred Stock").

     I am familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the Series C Preferred Stock, and I have examined such corporate records of the Company and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the By-Laws of the Company and (iv) the Certificate of Designation. In connection with this opinion, I have assumed the accuracy and completeness of all documents and records I have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies.

     Based on the foregoing, I am of the opinion that upon (i) the Company's execution and filing with the Secretary of State of the State of Delaware of the Certificate of Designation and (ii) the issuance and delivery by the Company of
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shares of the Series C Preferred Stock in exchange for shares of the Series B
Preferred Stock in the manner contemplated by the Registration Statement, such exchanged shares of the Series C Preferred Stock will be validly issued, fully paid and nonassessable.

     The foregoing opinion is subject to all bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and general equitable principles.

     I hereby consent that to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement and the Prospectus related thereto.

                                     Very truly yours,

                                     /s/ Mark J. Ohringer
                                     Mark J. Ohringer
                                     Associate General Counsel

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